SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 3, 2011

FRANKLIN ELECTRIC CO., INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

INDIANA	0-362	35-0827455
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

400 EAST SPRING STREET BLUFFTON, INDIANA	46714
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(260) 824-2900

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

No Change

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
The following information is furnished pursuant to Item 2.02 “Results of Operations and Financial Condition.”

On August 3, 2011, Franklin Electric Co., Inc. issued a press release announcing its second quarter 2011 results. A copy of the press release is attached hereto as Exhibit (99) and hereby incorporated by reference.

Item 9.01 Financial Statement and Exhibits
The following information is furnished pursuant to Item 9.01, “Financial Statements and Exhibits”: (99) Press Release, dated August 3, 2011 issued by Franklin Electric Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FRANKLIN ELECTRIC CO., INC.
(Registrant)

Date: August 3, 2011	By /s/ John J. Haines
John J. Haines
Vice President, Chief Financial
Officer and Secretary (Principal
Financial and Accounting Officer)

Exhibit Index
EXHIBIT NO.(99) Press release, dated August 3, 2011 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release    For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

Bluffton, Indiana - August 3, 2011 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2011 diluted earnings per share (EPS) of $0.91, a record for any quarter in the Company's history, and an increase of 94 percent compared to 2010 second quarter diluted EPS of $0.47. In the second quarter of 2011, the Company's adjusted EPS were $0.92, a 42 percent increase over the adjusted EPS during the second quarter 2010 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). Second quarter 2011 sales were $224.1 million, also a record for any quarter in the Company's history and an increase of 18 percent compared to 2010 second quarter sales of $190.4 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We are pleased with our record performance in the second quarter. Sales, operating income and net income were all records for any quarter in the Company's history, with net income exceeding the prior record by over 25 percent.

While our sales and earnings increased broadly across our global regions and product lines, our largest profit increase was in the U.S. and Canada region where ongoing market share gains, surging demand for our agricultural and irrigation products, and solid cost controls combined to drive up our profits and margins.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2011	2010	Change

Net Income attributable to FE Co.,Inc. Reported	$21.7	$11.1	95%

Non-GAAP adjustments (before tax):
Restructuring	$0.5	$2.9
Legal matters	$—	$3.8

Non-GAAP adjustments, net of tax:
Restructuring	$0.3	$1.9
Legal matters	$—	$2.5

Net Income attributable to FE Co.,Inc. after Non-GAAP Adjustments	$22.0	$15.5	42%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2011	2010	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.7	23.6	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.91	$0.47	94%

Restructuring Per Share, net of tax	$0.01	$0.08
Legal matters Per Share, net of tax	$—	$0.10

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.92	$0.65	42%

Net Sales	For the Second Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2010	$160.1	$30.3	$190.4

Acquisitions	4.2	7.7	11.9
Foreign Exchange	10.7	0.6	11.3
Volume/Price Change	8.5	2.0	10.5
Sales for 2011	$183.5	$40.6	$224.1

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$36.3	$7.3	$(10.8)	$32.8
% Operating Income To Net Sales	19.8%	18.0%		14.6%

Non-GAAP Adjustments:
Restructuring	$0.5	$—	$—	$0.5
Legal matters	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	36.8	7.3	(10.8)	33.3
% Operating Income after Non-GAAP Adjustments to Net Sales	20.1%	18.0%		14.9%

	For the Second Quarter 2010
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$26.4	$1.9	$(9.7)	$18.6
% Operating Income To Net Sales	16.5%	6.3%		9.8%

Non-GAAP Adjustments:
Restructuring	$2.9	$—	$—	$2.9
Legal Matters	$—	$3.8	$—	$3.8
Operating Income after Non-GAAP Adjustments	$29.3	$5.7	$(9.7)	$25.3
% Operating Income after Non-GAAP Adjustments to Net Sales	18.3%	18.8%		13.3%

Water Systems
Water Systems sales were $183.5 million in the second quarter 2011, an increase of $23.4 million or 15 percent versus the second quarter 2010. As previously announced in May, the Company acquired 80 percent of the outstanding stock of Impo Motor Pompa (Impo) of Izmir, Turkey, during the second quarter which contributed $4.2 million or about 3 percent to sales. Excluding acquisitions, Water Systems sales grew by 12 percent. Foreign currency translation rate changes increased sales $10.7 million, or about 7 percent, compared to sales in the second quarter of 2010.

Water Systems sales in the U.S. and Canada were 41 percent of consolidated sales and grew by 10 percent compared to the second quarter prior year. Leading the Company's growth in the U.S. and Canada were sales of pumping systems for industrial and irrigation applications, which increased by about 30 percent during the quarter. The combination of high crop prices, which have led to more discretionary capital for farmers, along with dry conditions in portions of the Southwest and Midwest, has resulted in strong demand for agricultural irrigation products. Sales of pumping systems for residential and light commercial clean water and wastewater applications in the U.S. and Canada grew by about 7 percent compared to the second quarter prior year as the Company continued to gain share in this market.

Water Systems sales in EMENA, which is Europe, the Middle East, and North Africa, were 17 percent of consolidated sales and grew by 42 percent compared to the second quarter prior year. Excluding acquisitions and foreign currency translation, EMENA sales grew by about 7 percent during the quarter.

Impo is the leading groundwater pump and motor company in Turkey. As a result of the Impo acquisition, the rapidly growing Middle East market now represents 35 to 40 percent of total EMENA sales, up from less than 25 percent prior to the acquisition.

Water Systems sales in Latin America were about 13 percent of consolidated sales for the quarter and grew by 14 percent compared to the prior year. Sales in Mexico continued to grow in excess of 20 percent. The second quarter year-on-year sales increase in Brazil was 12 percent.

Water Systems sales in the Asia Pacific region were 6 percent of consolidated sales and grew by 5 percent compared to the second quarter prior year. Last year several Taiwanese customers elected to purchase most of their requirements for the year during the second quarter. This year these customers are placing their orders more evenly throughout the year. Excluding shipments to Taiwan, Water sales in Asia Pacific grew by 24 percent compared to the second quarter prior year.

Water Systems sales in Southern Africa represented 5 percent of consolidated sales during the quarter and declined by 4 percent compared to the prior year. In the second quarter of 2010, the Company had large pump sales in African export markets that did not repeat in 2011. Additionally, heavy rains and flooding in South Africa's farm belt resulted in lower agricultural and industrial pump and motor sales this year.

Water Systems operating income, after non-GAAP adjustments, was $36.8 million in the second quarter 2011, an increase of 25 percent versus the second quarter 2010. The second quarter operating income margin after non-GAAP adjustments was 20.1 percent and increased by 180 basis points compared to the second quarter 2010. This increased profitability was the result of operating leverage, increases in pricing, and productivity improvements.

Fueling Systems
Fueling Systems sales were $40.6 million in the second quarter 2011 and increased $10.3 million or about 34 percent from the second quarter 2010. Excluding the Petrotechnik acquisition, second quarter sales were $32.9 million and grew by about 9 percent, with most of the growth in the U.S. and Canada.

Fueling Systems achieved solid double digit organic sales gains across most major fueling product lines. Pumping system sales grew by 21 percent during the quarter as station owners worldwide continue their conversion from suction to pressure pumping technology for dispensing gasoline. Fuel management systems sales grew by 10 percent during the quarter. Pipe and containment sales grew by 11 percent, excluding the Petrotechnik acquisition, and by over 90 percent including the acquisition. Vapor control equipment sales declined due to strong shipments of these systems to China during the second quarter last year.

Fueling Systems operating income after non-GAAP adjustments was $7.3 million in the second quarter of 2011 compared to $5.7 million after non-GAAP adjustments in the second quarter 2010, an increase of 28 percent. The second quarter operating income margin after non-GAAP adjustments was 18.0 percent and decreased by 80 basis points compared to the 18.8 percent of net sales in the second quarter 2010 due to the mix impact of the lower margin Petrotechnik sales and higher material costs.

Overall
The Company's consolidated gross profit was $77.2 million for the second quarter of 2011, an increase of $12.6 million, or 19 percent, from the second quarter of 2010 and a record for any quarter in the

Company's history. The gross profit as a percent of net sales increased to 34.5 percent for the second quarter of 2011 from 33.9 percent for the second quarter of 2010. The gross profit margin improvement was due to leveraging fixed costs on higher sales, increases in pricing, and productivity initiatives.

Selling, General and Administrative (SG&A) expenses were $43.9 million in the second quarter of 2011 compared to the $43.1 million from the second quarter of 2010, an increase of $0.8 million or about 2 percent. During the second quarter of 2010, Fueling Systems incurred $3.8 million in SG&A expenses for various legal matters. In the second quarter 2011, increases in SG&A attributable to acquisitions were $2.6 million. Additional increases in SG&A costs during the second quarter of 2011 resulted from information technology related expenditures for acquisition integrations, higher research and development expenses, and increased costs for marketing and selling-related expenses.

Since the end of 2010, the Company's cash position has declined by $45.9 million. Major uses of cash during the first half of 2011 included (in millions):

Net increases in seasonal working capital	$37.5
Impo acquisition	$25.0
Benefit plan contributions	$11.2
Purchases of Company stock	$10.6
Additions to property, plant and equipment	$8.3
Dividends to shareholders	$6.2

At the end of the second quarter 2011, the Company's cash balance was $94.2 million which was $1.3 million higher than the end of the second quarter 2010. The Company had no outstanding balance on its revolving debt agreement at the end of the second quarter 2011 or at year-end 2010.

Commenting on the Company's outlook, Mr. Trumbull added:

“While we believe that raw material cost inflation will continue to pressure our margins, we also believe that our growth, pricing and productivity initiatives will more than offset this pressure and that our year-on-year adjusted operating income margins will improve during the third quarter. We are forecasting that our Water sales will increase by 10 to 13 percent over the prior year quarter and that our adjusted Water operating income will increase by 12 to 15 percent. We believe the Water sales and earnings improvement will be led by ongoing gains from our business in the US and Canada.

We are also forecasting that our Fueling sales will increase by 25 to 30 percent over the prior year quarter and that our Fueling adjusted operating income will increase by 35 to 40 percent. We anticipate improved Fueling margins year-over-year in the third quarter as we realize benefits from the Petrotechnik integration.

On a consolidated basis we believe that our third quarter sales will increase by 12 to 16 percent compared to the prior year; and that our corporate expenses will be essentially flat with prior year during the third quarter so that our consolidated operating income after non-GAAP adjustments will increase by 25 to 30 percent.”

A conference call to review earnings and other developments in the business will commence at 8:30am EDT. The second quarter 2011 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=100119&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.
A replay of the conference call will be available Wednesday, August 3, 2011 at 12pm EDT through midnight EDT on Wednesday, August 10, 2011, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 84803386.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of net income after non-GAAP adjustments, diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income after non-GAAP adjustments to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Second Quarter Ended			Six Months Ended
	July 2, 2011	July 3, 2010		July 2, 2011	July 3, 2010

Net sales	$224,119	$190,418		$409,449	$350,411
Cost of sales	146,904	125,782	*	271,708	235,170	*
Gross profit	77,215	64,636		137,741	115,241
Selling, general, and administrative expenses	43,931	43,118		88,077	79,004
Restructuring expense	501	2,935		919	5,100
Operating income	32,783	18,583		48,745	31,137
Interest expense	(2,406)	(2,278)		(4,612)	(4,491)
Other income/(expense)	949	400		2,568	(1,829)
Foreign exchange income/(expense)	(938)	112		(1,358)	309
Income before income taxes	30,388	16,817		45,343	25,126
Income taxes	8,381	5,366	*	12,433	6,123	*
Net income	$22,007	$11,451		$32,910	$19,003
Less: Net income attributable to noncontrolling interests	(357)	(316)		(580)	(540)
Net income attributable to Franklin Electric Co., Inc.	$21,650	$11,135		$32,330	$18,463

Income per share:
Basic	$0.92	$0.48		$1.38	$0.8
Diluted	$0.91	$0.47		$1.35	$0.79

Weighted average shares and equivalent
shares outstanding:
Basic	23,222	23,270		23,220	23,180
Diluted	23,717	23,587		23,707	23,484

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	July 2, 2011	January 1, 2011
ASSETS

Cash and equivalents	$94,173	$140,070
Receivables	121,708	70,829
Inventories	164,760	140,232	*
Other current assets	29,695	27,969	*
Total current assets	410,336	379,100

Property, plant, and equipment, net	155,948	143,076
Goodwill and other assets	297,477	266,383
Total assets	$863,761	$788,559

LIABILITIES AND EQUITY

Accounts payable	$57,102	$39,084
Accrued expenses	66,181	68,982
Current maturities of long-term debt and short-term borrowings	11,848	1,241
Total current liabilities	135,131	109,307

Long-term debt	154,384	151,245
Deferred income taxes	21,497	17,887
Employee benefit plans	55,638	65,967
Other long-term liabilities	17,264	8,313

Redeemable noncontrolling interest	14,732	7,291

Total equity	465,115	428,549	*
Total liabilities and equity	$863,761	$788,559

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)	July 2, 2011	July 3, 2010

Cash flows from operating activities:
Net income	$32,910	$19,003	*
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	12,729	12,718
Share-based compensation	2,216	2,578
Other	811	2,745
Changes in assets and liabilities:
Receivables	(35,294)	(30,923)
Inventory	(11,282)	(5,035)	*
Accounts payable and accrued expenses	3,913	28,971
Other	(137)	(7,920)	*
Net cash flows from operating activities	$5,866	$22,137

Cash flows from investing activities:
Additions to property, plant, and equipment	(8,213)	(5,012)
Proceeds from sale of property, plant, and equipment	307	1,468
Cash paid for acquisitions	(24,869)	—
Additional consideration for prior acquisitions	(6,623)	—
Loan to customer	(3,340)	—
Net cash flows from investing activities	$(42,738)	$(3,544)

Cash flows from financing activities:
Repayment of long-term debt	(52)	(336)
Proceeds from issuance of common stock	3,423	1,713
Excess tax from share-based payment arrangements	659	608
Purchases of common stock	(10,629)	(3,516)
Dividends paid	(6,167)	(5,918)
Net cash flows from financing activities	$(12,766)	$(7,449)
Effect of exchange rate changes on cash	3,741	(5,081)
Net change in cash and equivalents	(45,897)	6,063
Cash and equivalents at beginning of period	140,070	86,875
Cash and equivalents at end of period	$94,173	$92,938

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.